Exhibit 99.1

Mr. Cooper and Sagent Announce Agreement to Create the Mortgage Industry’s First Cloud-Native Servicing Platform

Multi-year deal integrates Mr. Cooper’s consumer-first software platform into Sagent to accelerate modernization of America’s top banks and lenders, including Mr. Cooper

DALLAS--(BUSINESS WIRE)--February 11, 2022--Mr. Cooper Group Inc. (“Mr. Cooper” or “the Company”) and Sagent M&C, LLC (“Sagent”) announced today the execution of a definitive agreement under which Sagent will buy certain intellectual property rights related to Mr. Cooper’s proprietary, cloud-based technology platform for mortgage servicing, and Mr. Cooper will receive an equity stake in Sagent. This agreement will leverage Mr. Cooper’s mortgage servicing depth and Sagent’s software innovation speed to create the industry’s first cloud-native, homeowner-first servicing platform. Mr. Cooper will also become a multi-year customer of Sagent.

Sagent, a Warburg Pincus-backed fintech software company modernizing servicing for America’s top banks and lenders, will integrate Mr. Cooper’s platform into a cloud-native core and license the resulting cloud-based servicing platform to Mr. Cooper and other servicers, including Sagent’s large customer base of banks and independent mortgage companies. Sagent will begin marketing the cloud-based servicing platform to other mortgage companies in 2023.

“We believe Sagent’s shared vision, technology, and scale execution will help drive Mr. Cooper’s strategic growth by giving us the opportunity to bring our combined best-in-class servicing platforms to the industry, ultimately accelerating the future of mortgage servicing software and providing innovative solutions to mortgage servicers and their customers,” said Jay Bray, Chairman and CEO of Mr. Cooper Group. “This agreement also provides us with meaningful efficiencies and allows us to accelerate our development of customer-facing applications that will delight our customers with personalized, friction-free solutions.”

Under the terms of the transaction, Mr. Cooper will receive a meaningful minority equity stake in Sagent, and Jay Bray as well as Chris Marshall, Vice Chairman and President of Mr. Cooper Group, will join Sagent’s board. Additionally, Sridhar Sharma, Chief Information Officer of Mr. Cooper Group, will be appointed Senior Technology Advisor to Sagent’s Board.

Andrew Bon Salle, Sagent board member and former head of Single Family Business at Fannie Mae, said, “America’s mortgage servicers must be powered by nimble technology to be heroes to borrowers, stalwarts to investors and stewards of consumer protection to regulators. I believe Mr. Cooper and Sagent are leading this charge in today’s market.”

“Partnering with Mr. Cooper not only adds a top mortgage servicer with more than three million loans as a seven-year Sagent customer; it also lets Sagent innovate faster than ever for all Sagent customers to deliver simplicity homeowners expect without compromising on depth servicers require,” said Sagent CEO and President Dan Sogorka. “Sagent and Mr. Cooper share a vision of powering borrowers to manage their entire home and loan lifecycle from their mobile devices, and powering servicers to manage every single loan detail for consumers, regulators, investors, and partners. This shared vision will lead our entire industry into the future.”

Wachtell, Lipton, Rosen & Katz acted as legal advisor to Mr. Cooper Group. Kirkland & Ellis LLP acted as legal advisor to Sagent.

About Mr. Cooper Group

Mr. Cooper Group Inc. (NASDAQ: COOP) provides customer-centric servicing, origination and transaction-based services related principally to single-family residences throughout the United States with operations under its primary brands: Mr. Cooper® and Xome®. Mr. Cooper is one of the largest home loan servicers in the country focused on delivering a variety of servicing and lending products, services and technologies. For more information, visit www.mrcoopergroup.com.

About Sagent

Sagent powers America’s top bank and nonbank lenders to engage, care for, retain, and modernize the homeownership experience for millions of borrowers. Servicers use our flexible, scalable, and configurable solutions to engage borrowers and earn customer loyalty, lower servicing costs, ensure compliance, and increase the value of servicing rights throughout full market cycles. Sagent is backed by Warburg Pincus, one of the world’s leading private equity investors, and powers trillions in outstanding mortgage servicing for its customers. Visit www.sagent.com to learn more.

Contacts

Mr. Cooper Group
Investor Contact:
Kenneth Posner, SVP Strategic Planning and Investor Relations
(469) 426-3633
Shareholders@mrcooper.com

Media Contact:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com

Sagent
Chelsea Mize, Director of Marketing
208-220-4654
Chelsea.Mize@sagent.com